Exhibit 99.2
2nd Quarter 2008 Earnings Conference Call Script
Operator
Good day ladies and gentlemen, and welcome to the 2nd Quarter 2008 Limco-Piedmont Inc. Earnings Conference Call. My name is                      and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. [Operator Instructions]. As a reminder, this conference is being recorded for replay purposes.
And I would now like to turn the presentation over to your host for today’s call Mr. Robert Koch, President, Limco-Airepair Inc. Please proceed.
Bob Koch — Thank you and welcome to Limco-Piedmont Inc.’s 2nd Qtr. 2008 earnings call and webcast. Presenting on today’s call will be Shaul Menachem, CEO and Carla Covey, CFO. A replay of this call will be available until September 14th of this year by dialing 1-800-642-1687. A replay of the webcast will be accessible through our website at www.limcopiedmont.com.
By now everyone should have access to the second quarter earnings release, which went out yesterday after the market closed. If you have not received the release, it is available on the Investor Relations portion of our website at limcopiedmont.com.
Before we begin, we would like to remind you that statements we make that are not historical in nature are called forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements to be materially different from those that we may express or imply today.
The risks and uncertainties include, among others, changes in general economic conditions and conditions in the airline industry, the loss of a major customer, loss of market share and pressures on prices resulting from competition, and the risks associated with government contracts, among others
For additional information on this, you can refer to the reports that we file from time to time with the SEC. All forward-looking statements made today are current only as of today. We do not undertake any obligation to publicly update any forward-looking statements.
And with that, it’s my pleasure to turn the call over to Mr. Shaul Menachem. Go ahead, Shaul
Presentation of Shaul Menachem
Good morning and thank you for joining us for our 2nd Qtr. 2008 earnings conference call. I am Shaul Menachem, CEO of Limco-Piedmont Inc.
After my opening remarks, we will address your questions.
As I indicated in our earnings press release, the 2nd quarter of 2008 and beyond has been an exciting time for Limco-Piedmont.
New Business Highlights
During the last few weeks we had several exciting new business accomplishments that will add over $7 million in backlog for 2009 and beyond. We were awarded a follow on contract to overhaul F-16 heat exchangers to the US Airforce. We also have new orders for V22 Osprey Oil Coolers that are used by the US Marines and the Navy and for heat exchangers used on the Patriot missile launcher .
There are also positive signs in the commercial MRO market. At Piedmont we’ve made our first deliveries on the Air Wisconsin contract and continue to get business for our parts logistics segment. We’ve been qualified to overhaul the Honeywell 331 APU which provides good growth potential. Our Piedmont business has also been awarded the OneAero Top Shop Award 2008 for the Best APU Shop.
At Limco-Airepair we’ve have recently been invited to bid on significant new business from domestic and international operators. These opportunities are driven by North American operators’ continued search for savings and the strength of global currencies versus the dollar. We expect these trends to continue and drive additional growth in 2008 and beyond.
We intend to capitalize on these opportunities and will aggressively market our services, manage our operations efficiently and will seek synergistic acquisitions.

These developments in our businesses and the current dynamics of the market position us for continued growth.
I will now turn the call over to our CFO Carla Covey.
CARLA COVEY
Thank you Shaul and welcome to our 2nd quarter earnings call.
Revenues
•	Total revenues decreased to $17.7 million in the second three months of the year, from $18.0 million for the same period last year. This decrease was attributable to a decrease in sales in our parts division. Total revenues for the first six months of the year decreased to $34.8 million from $38.3 million for the same period last year. This decrease is related to a one-time parts sale to Viva Aerobus for $2.7 million during the first three months of 2007 and to a decrease in parts sales to existing customers.

•	Revenues from MRO services, including OEM sales, increased to $13.2 million in the three months ended June 30, 2008 up from $12.6 million for the three months ended June 30, 2007. For the six months ended June 30, 2008, revenues from MRO services increased to $26.6 million from $25 million for the same period last year.

•	Parts services revenues decreased to $4.5 million from $5.4 million in the three months ended June 30, 2007. For the six months ended June 30, 2008 parts services revenues decreased to $8.6 million from $13.2 million for the same period last year.

•	The geographical breakdown of our revenues in the first three and six months of 2008 was:

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
		% of Total		% of Total		% of Total		% of Total
	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues
	(Revenues in thousands)
North America	$12,991	73.5%	$13,082	72.5%	$24,582	70.6%	$28,290	74.8%
Europe	3,649	20.5%	3,290	18.2%	$6,952	20.0%	6,932	18.1%
Asia	1,037	6.0%	515	2.9%	1,788	5.1%	943	2.5%
Other	—	—	1,155	6.4%	1,485	4.3%	2,090	5.4%

	$17,677	100.00%	$18,042	100.0%	$34,797	100.00%	$38,255	100.0%

Gross Margin
•	Our gross margin decreased to 17% in the three months ended June 30, 2008, down from 32% in the three months ended June 30, 2007. For the six months ended June 30, 2008 our gross margin was 20% down from 28% during the same period last year.
Selling and marketing expenses increased to $660,000 for the three months ended June 30, 2008 and $1.4 million for the six months ended June 30, 2008. This is a decrease of $2,000 compared to the three month period last year and an increase of $124,000 compared to the six month period last year.
General and administrative expenses decreased to $1.5 million for the three months ended June 30, 2008 and $3.4 million for the six months ended June 30, 2008. This is a decrease of $685,000 compared to the three month period last year and a decrease of $484,000 compared to the six month period last year. This decrease is attributable to lower professional fees offset by a phantom stock agreement for the company’s CEO, that was recorded during the three months ended June 30, 2007. Non-cash compensation expense was $(71,000) and $131,000 for the three and six months periods compared to zero for both periods during the prior year.
Interest income increased to $224,000 in the three months ended June 30, 2008 from $217,000 in the same period last year. Interest income was $396,000 for the six months ended June 30, 2008 compared to $271,000 for the same period last year. This is principally a result of our investment of a portion of the proceeds of our initial public offering.
Interest expense was zero for the three and six months ended June 30, 2008 compared to $384,000 and $541,000 for the three and six months ended June 31, 2007. We extinguished all of our debt in the third quarter of 2007.

We ended the quarter with $8.8 million in cash and cash equivalents and $21.6 million in short-term investments.
With that I will ask the operator to open the line for your questions.
Question and Answer Session
(Operator Instructions)
Operator
Your first question comes from the line of
Q&A
Operator
There are no further questions at this time; I would now turn the call back over to Shaul Menachem for the closing remarks.
Shaul Menachem
Thank you and I look forward to speaking with you next quarter.
Operator
Thank you for your participation in today’s conference. This concludes the presentation.